Exhibit 10.10

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement is made as of August 29, 2010 (the “Effective Date”) by and between Anterios, Inc., a Delaware corporation having its principal place of business at 142 West 57th Street, Suite 4A, New York, New York 10019 (“Anterios”) and William Coleman, III, MD, an individual having a mailing address of [*] (“Coleman”).

INTRODUCTION

WHEREAS, Coleman possesses certain intellectual property, technology and inventions related to the topical application of clostrifium botulinum toxin compositions for the treatment of bromhidrosis including, but not limited to, the inventions set forth in United States Patent No. 7,507,419 B2; and

WHEREAS, Anterios desires to license the use of such technology upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Anterios and Coleman agree as follows:

Article I. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1                               “Affiliate” means any person, corporation, company, partnership, joint venture, firm or other entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock or shares entitled to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2                               “Confidential Information” means any scientific, technical, trade or business information which is (a) given by one Party to the other and which is treated by the disclosing Party as confidential or proprietary, or (b) developed by or on behalf of a Party under the terms of this Agreement. The disclosing Party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure, all Confidential Information that is disclosed by the disclosing Party in writing or other tangible form. Notwithstanding anything to the contrary in the foregoing, all non-public information regarding Anterios’ business including, but not limited to, all Anterios’ business and product plans, customer lists and all agreements between

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Anterios and any third party, will be considered Confidential Information, whether or not labeled as confidential.

1.3                               “Improvements” means any and all Improvements to the Licensed Know-How and Licensed Patent Rights, as the case may be, conceived, created or reduced to practice, in whole or in part, by Coleman following the Effective Date.

1.4                               “Licensed Intellectual Property” means all Licensed Patents and Licensed Know-How.

1.5                               “Licensed Know-How” means all materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, regulatory filings, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing and other scientific, technical or regulatory information, patentable or otherwise, including but not limited to Improvements to the Licensed Know-How, that (a) are reasonably necessary or useful for the research, development, manufacture, use or sale of Licensed Products, and (b) are controlled by Coleman on or after the Effective Date.

1.6                               “Licensed Patent Rights” means (a) the patents listed on Exhibit A to this Agreement; (b) any and all patents that claim Licensed Know-How and are controlled by Coleman on the Effective Date, including without limitation Coleman’s interest in any jointly-owned intellectual property that claims Licensed Know-How; (c) any and all patents that claim Improvements to any of the Licensed Patent Rights; (d) all divisionals, continuations (in whole or in part, including without limitation conversions of provisional applications into utility patent applications), and substitutions of any of the preceding, and any letters patent and/or registrations (including, without limitation, all reissues, renewals, extensions, confirmations, re-examinations, supplementary protection certificates) that may be granted on any of the foregoing; and (e) any and all United States and foreign counterparts of any of the foregoing.

1.7                               “Licensed Products” means any product which, or the manufacture, use or sale of which, is covered by a Valid Claim of the Licensed Patent Rights or embodies any Licensed Know-How.

1.8                               “Party” means Anterios or Coleman, as the context dictates; “Parties” means Anterios and Coleman.

1.9                               “Valid Claim” means a claim of an unexpired patent which shall not have been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or the claim of a patent application which has not been on file for more than seven (7) years.

Article II. LICENSE

2.1                               Grant.   Subject to the terms and conditions of this Agreement, Coleman grants to Anterios an exclusive, royalty-free, worldwide license, with the right to freely assign and grant sublicenses, under and to use the Licensed Intellectual Property to research, develop, make, have made, use, sell, offer for sale and import Licensed Products in any and all fields.

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Article III. CONSIDERATION

3.1                               Consideration.   In full consideration for the exclusive license granted by Coleman to Anterios pursuant to this Agreement, Anterios shall make a one-time lump sum payment of [*] to Coleman and make a one-time grant to Coleman of [*] shares of Anterios common stock, $.0001 par value per share (the “Stock Consideration”). The Stock Consideration shall be conditioned upon and subject to Coleman’s execution and delivery of the Investor Questionnaire (including but not limited to Coleman’s certification that he qualifies as an accredited investor as set forth in such Investor Questionnaire) and the Joinder Agreement, both of which documents are attached to this Agreement as Exhibit B.

3.2                               Unregistered Securities. Coleman understands and acknowledges that the shares representing the Stock Consideration (the “Shares”) have not been, and will not be, registered under the Securities Act of 1933 and that no public market now exists for the Shares, and that Anterios has made no assurances that a public market will ever exist for the Shares. Coleman further understands and acknowledges that the Shares and any securities issued in respect of or exchange for the Shares, may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Article IV. INTELLECTUAL PROPERTY

4.1                               Patent Prosecution.

(a)                                 Anterios shall have the right, at its own expense, to prepare, file, prosecute, maintain and defend patent applications and patents covering any or all of the Licensed Intellectual Property. If necessary, Coleman shall join as a party to such efforts but shall be under no obligation to participate except to the extent that such participation is necessary. Coleman shall offer reasonable assistance to Anterios in connection therewith at no charge to Anterios except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

(b)                                 In the event that Anterios determines not to prepare, file, prosecute, maintain or defend any patent applications or patents covering any or all of the Licensed Patent Rights, Anterios shall promptly notify Coleman, and thereupon, Coleman shall have the right, at its own expense, to prepare, file, prosecute, maintain and defend any such patent applications or patents.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

4.2                               Infringement.

(a)         Each Party shall promptly report in writing to the other Party during the term of this Agreement any suspected infringement of the Licensed Intellectual Property of which it becomes aware, and shall provide the other Party with all available evidence supporting such suspected infringement or unauthorized use or misappropriation.

(b)         Anterios shall have the right to initiate an appropriate suit anywhere in the world against any third party who at any time is suspected of infringing all or any portion of the Licensed Intellectual Property. Anterios shall give Coleman sufficient advance notice of its intent to file such suit and the reasons therefor. Further, Anterios shall keep Coleman promptly informed, and shall from time to time consult with Coleman regarding the status of any such suit and shall provide Coleman with copies of all documents filed in, and all written communications relating to, such suit.

(c)          Anterios shall have the sole and exclusive right to select counsel for any suit referred to in Section 4.2(b) of this Agreement and shall, except as provided herein, pay all expenses of the suit, including without limitation attorneys’ fees and court costs. Anterios and its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration resulting from any suit referred to in Section 4.2(b) of this Agreement. If necessary, Coleman shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Coleman shall offer reasonable assistance to Anterios in connection therewith at no charge to Anterios except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Coleman shall have the right to participate and be represented in any such suit by its own counsel at its own expense. Anterios shall not settle any such suit involving rights of Coleman without obtaining the prior written consent of Coleman, which consent shall not be unreasonably withheld.

4.3                               Claimed Infringement.   In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates or sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the manufacture, use or sale of Licensed Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim.

Article V. CONFIDENTIAL INFORMATION

5.1                               Treatment of Confidential Information.   Each Party agrees (a) to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any third party without the prior written consent of such other Party, and (c) to use such Confidential Information only as

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necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement.

5.2                               Release from Restrictions.

(a)                                 The foregoing obligations shall not apply to Confidential Information that the receiving Party can establish by competent proof: (i) was in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving Party, (iii) is received by the receiving Party without obligation of confidentiality from a third party with a right to such information, or (iv) is developed independently by the receiving Party without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information.

(b)                                 A Party may disclose Confidential Information of the other Party to (i) its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, (ii) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party, and (iii) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

(c)                                  Notwithstanding any other provision of this Agreement, Anterios may disclose and use Confidential Information of Coleman as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit regulatory filings. Further, notwithstanding the foregoing restrictions, Anterios shall have the right to disclose or publish any Licensed Know-How transferred or licensed to it under this Agreement as Anterios reasonably deems necessary or useful for the research, development or commercialization of Licensed Products in accordance with the terms of this Agreement. Moreover, Anterios may disclose Confidential Information of Coleman relating to the research, development or commercialization of Licensed Products to entities with whom Anterios has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Article VI. REPRESENTATIONS AND WARRANTIES

6.1                               Mutual Representations and Warranties.  Each Party hereby represents, warrants and covenants to the other Party as follows:

(a)                                 Corporate Existence and Power. It has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to transfer the rights granted hereunder.

(b)                                 Authority and Binding Agreement. As of the Effective Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered by or on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

ARTICLE 6 No Conflict. It has not entered, and shall not enter, into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

6.2                               Coleman Representations. Coleman represents, warrants and covenants to Anterios as follows:

(a)                                 Licensed Intellectual Property. The Licensed Intellectual Property constitutes all of the intellectual property owned or controlled by Coleman that would, but for the rights granted to Anterios pursuant to this Agreement, be infringed or misappropriated by the exercise by Anterios of its rights under this Agreement.

(b)                                 Existence, Validity and Ownership. As of the Effective Date, (i) the Licensed Patent Rights exist and, to the best of Coleman’s knowledge, are not invalid or unenforceable, in whol or in part, (ii) Coleman is the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property, and (iii) the Licensed Intellectual Property is free and clear of any liens, charges and encumbrances. As of the Effective Date, Coleman has no knowledge of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patent Rights or (y) challenging Coleman’s control of the Licensed Intellectual Property or making any adverse claim of ownership of the Licensed Intellectual Property.

(c)                                  Third Party Agreements. There are no agreements existing between Coleman and any third parties pursuant to which Coleman has rights and/or obligations with respect to any Licensed Intellectual Property.

(d)                                 Non-Infringement of Third Party Rights. As of the Effective Date, (i) Coleman has no knowledge of any intellectual property (other than the Licensed Patents) that may be infringed by the manufacture, use or sale of Licensed Products, (ii) no claim of infringement of the intellectual property of any third party has been made nor, to Coleman’s knowledge, threatened against Coleman or any of its Affiliates with respect to the development, manufacture, sale or use of Licensed Products, and (iii) there are no other claims, judgments or settlements against or

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

owed by Coleman or to which Coleman is a party or pending or threatened claims or litigation, in either case relating to any Licensed Product. Neither Coleman nor any of its Affiliates or their respective current or former employees has misappropriated any of the Licensed Know-How from any third party, and Coleman has no knowledge of any claim by a third party that such misappropriation has occurred.

(e)                                  Non-Infringement of Licensed Intellectual Property by Third Parties. As of the Effective Date, Coleman has no knowledge of any activities by third parties that would constitute infringement or misappropriation of the Licensed Intellectual Property.

ARTICLE VII: TERM AND TERMINATION

7.1                               Term.   This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Section 7.2, 7.3 or 7.4 of this Agreement, shall remain in effect until the later of (a) the last date on which all Licensed Know-How licensed to Anterios under this Agreement relating to such Licensed Product ceases be Confidential Information, it being understood that the licenses in this Agreement are only required for, and will only apply to, Licensed Know-How that is Confidential Information; or (b) expiration of the last-to-expire Valid Claim of a Licensed Patent Right claiming the composition, manufacture or use of such Licensed Product.

7.2                               Temiination by Anterios.   Anterios will have the right to terminate this Agreement at any time and for any reason upon [*] days’ prior written notice to Coleman.

7.3                               Termination by Coleman.   Subject to applicable law, Coleman will have the right to terminate this Agreement upon written notice to Anterios only if (i) a bankruptcy, reorganization, liquidation or receivership proceeding is either filed by or instituted against Anterios (the “Bankruptcy Petition”) and, in the event of any involuntary Bankruptcy Petition, is not dismissed within the [*] month period immediately following the date of the Bankruptcy Petition; and (ii) within the [*] months immediately following the date of the Bankruptcy Petition, Anterios (or an acquiror of all of substantially all of Anterios’ assets) is unable to both finalize a plan to develop a product that incorporates the Licensed Intellectual Property (the “Development Plan”) and secure financing sufficient to initiate the Development Plan. If this Agreement is terminated by Coleman pursuant to this Section 7.3, the license granted pursuant to Section 2.1 will expire and, subject to the rights set forth in Section 7.6, Anterios shall have no further rights, in, to or under the Licensed Intellectual Property. Anterios agrees to notify Coleman promptly in the case of any Bankruptcy proceeding.

7.4                               Termination for Breach.   Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in default of any of its material obligations or any or its representations and warranties hereunder and shall fail to remedy any such default within [*] days after notice thereof by the non-breaching Party.

7.5                               Consequences of Termination.   Upon any termination of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

7.6                               Disposition of Licensed Products.   Upon any termination of this Agreement, Anterios shall be permitted during the [*] months following such termination to sell its inventory of Licensed Product then it has on hand on the effective date of any such termination.

Article VIII. MISCELLANEOUS

8.1                               Product Liability Indemnification.   Anterios agrees to defend Coleman, its agents, directors, officers and employees, at Anterios’s sole expense, and will indemnify and hold harmless Coleman, its agents, directors, officers and employees, from and against any and all product liability losses, costs, damages, fees or expenses arising out or in connection with Anterios’s or any of its Affiliate’s or sublicensee’s manufacture, use or sale of any Licensed Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made. In the event of any such claim against Coleman or any agent, director, officer or employee, Coleman shall promptly notify Anterios in writing of the claim and Anterios shall manage and control, at its sole expense, the defense of the claim and its settlement. Coleman shall cooperate with Anterios and may, at its option and expense, be represented in any such action or proceeding. Anterios shall not be liable for any litigation costs or expenses incurred by Coleman without Anterios’s written authorization.

8.2                               Section 365(n) of the Bankruptcy Code.   All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code licenses of rights of “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

8.3                               Entire Agreement; Amendment.   This Agreement, including the Exhibits attached hereto and incorporated herein, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.4                               Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law); provided that matters of intellectual property law will be determined in accordance with the United States federal law. The Parties

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agree to submit to the jurisdiction of the state and federal courts located in the State of New York and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

8.5                               Notices.   Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties shall be as described below.

If to Anterios:                                            Anterios, Inc.

142 West 57th Street, Suite 4A

New York, New York 10019

If to Coleman:                                         [*]

8.6                               No Strict Construction.   This Agreement has been prepared jointly and shall not be strictly construed against either Party.

8.7                               Assignment.   Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 8.7 shall be null and void.

8.8                               Independent Contractors.   It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as the agent for the other Party.

8.9                               Further Actions.   Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.10                        Severability.   Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

8.11                        Headings.   The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

8.12                        No Waiver.   Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

8.13                        Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

ANTERIOS, INC.

By:	/s/ Jon Edelson
Name: Jon Edelson
Title: Chief Executive Officer & President

/s/ William Coleman, III, MD
William Coleman, III, MD

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EXHIBIT A — PATENTS

See attached.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Exhibit A

US Patent 7,507,419 “Topically applied Clostridium botulinum compositions and treatment methods.” Inventor: William P. Coleman, III.